As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Ares Commercial Real Estate Corporation

(Exact name of Registrant as specified in its charter)

Maryland	45-3148087
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Two North LaSalle Street, Suite 925
Chicago, IL 60602
(Address, including zip Code, of Principal Executive Offices)

Ares Commercial Real Estate Corporation 2012 Equity Incentive Plan
(Full title of the plan)

Michael D. Weiner

2000 Avenue of the Stars, 12th Floor,

Los Angeles, California 90067

(310) 201-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Monica J. Shilling

Proskauer Rose LLP

2049 Century Park East, 32nd Floor

Los Angeles, California 90067

Tel (310) 557-2900

Fax (310) 557-2193

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	776,625	$17.92	$13,917,120	$1,600.00

(1)  This Registration Statement covers 776,625 shares of the common stock, par value $0.01 per share (the “Common Stock”) of Ares Commercial Real Estate Corporation (the “Registrant”) available for issuance under the Ares Commercial Real Estate Corporation 2012 Equity Incentive Plan (the “Plan”).  Further, this Registration Statement registers such additional shares of Common Stock as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards granted under the Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h)(1) and 457(c) under the Securities Act on the basis of $17.92 per share, which was the average of the high and low prices for a share of Common Stock of the Registrant as reported on the New York Stock Exchange on April 27, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)                            The Registrant’s prospectus, dated April 25, 2012 (the “Prospectus”), filed pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-11 (File No. 333-176841);

(b)                           The description of the Common Stock set forth in the Registrant’s registration statement on Form 8-A filed with the Commission on April 18, 2012 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s charter contains such a provision and limits the liability of the Registrant’s directors and officers to the maximum extent permitted by Maryland law.

The Registrant’s charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate the Registrant to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Registrant, or (b) any individual who, while serving as a director or officer of the Registrant and at the Registrant’s request, serves or has served another corporation, real estate investment trust (“REIT”), partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Registrant who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, or (b) any individual who, while serving as a director or officer of the Registrant and at the Registrant’s request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served any predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or of any predecessor.

The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Document

3.1*	Articles of Amendment and Restatement of Ares Commercial Real Estate Corporation

3.2*	Amended and Restated Bylaws of Ares Commercial Real Estate Corporation

5.1*	Opinion of Venable LLP

10.1*	2012 Equity Incentive Plan

10.2**	Form of Restricted Stock Award Agreement

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page hereto)

* Filed herewith.

** Previously filed.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 1, 2012.

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ John B. Bartling, Jr.
John B. Bartling, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John B. Bartling, Jr., Bruce R. Cohen and Michael D. Weiner, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ John B. Bartling, Jr.	Chief Executive Officer (Principal	May 1, 2012
	John B. Bartling, Jr.	Executive Officer) and Director

By:	/s/ Richard S. Davis	Chief Financial Officer (Principal	May 1, 2012
	Richard S. Davis	Financial and Accounting Officer)

By:	/s/ Michael J. Arougheti	Director	May 1, 2012
Michael J. Arougheti

By:	/s/ Robert L. Rosen	Director	May 1, 2012
Robert L. Rosen

By:	/s/ John H. Bryant	Director	May 1, 2012
John H. Bryant

By:	/s/ Michael H. Diamond	Director	May 1, 2012
Michael H. Diamond

By:	/s/ Jeffrey T. Hinson	Director	May 1, 2012
Jeffrey T. Hinson

By:	/s/ Paul G. Joubert	Director	May 1, 2012
Paul G. Joubert

By:	/s/ Todd Schuster	Director	May 1, 2012
Todd Schuster

INDEX TO EXHIBITS

Exhibit Number	Exhibit Document

3.1*	Articles of Amendment and Restatement of Ares Commercial Real Estate Corporation

3.2*	Amended and Restated Bylaws of Ares Commercial Real Estate Corporation

5.1*	Opinion of Venable LLP

10.1*	2012 Equity Incentive Plan

10.2**	Form of Restricted Stock Award Agreement

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Venable LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page hereto)

* Filed herewith.

** Previously filed.